Exhibit 10.12

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

Service Agreement

Party A: BGIN TECHNOLOGIES PTE. LTD

Address: 727 CLEMENTI WEST STREET 2 #01-280

SINGAPORE (120727)

Party B: Shenzhen atke tech limited

Address: 10368, Building 3, Xunmei Technology Plaza, No.8, Keyuan Road, Kejiyuan Community, Yuehai Street, Nanshan District, Shenzhen

Both Party A and Party B, in accordance with the principles of equality, mutual benefit, honesty and trustworthiness, and based on the laws and regulations of Singapore, have reached the following agreement through friendly negotiation regarding Party B’s provision of services to Party A, which shall be jointly observed by both parties:

I. Service matters

1.1 Service content

Party B shall provide services to Party A, mainly by dispatching staff to the site or providing services remotely.

1.2 Service period and method:

1.2.1 During the validity period of this agreement, Party B shall provide project requirement development and maintenance services according to the requirements of Party A. The completion of the service shall be deemed when Party A’s requirements are met. This includes but is not limited to providing R & D services and administrative services.

1.2.2 Party B shall start the service within 3 working days after receiving the requirements put forward by Party A.

1.3 Service fee: USD[***] per month.

II. Payment Method

The designated bank account for Party B to receive payments is as follows:

Name:[***]

Bank Account Number:[***]

Bank:[***]

Address:[***]

Tel:[***]

Ⅲ. Rights and Obligations of Party A

3.1. Party A has the right to require Party B to provide services on time, in accordance with the required quality and quantity as specified by Party A.

3.2. Party A has the right to know all details of Party B’s service process, including progress, quality, etc.

3.3. Party A shall pay the fees to Party B in accordance with the provisions of this agreement.

Ⅳ. Rights and Obligations of Party B

4.1 Party B shall ensure the stability and security of the technical services.

4.2 Without the prior permission of Party A, Party B shall not disclose any relevant materials provided by Party A to any third party in any way. Otherwise, Party B shall be liable for all losses incurred by Party A.

4.3 After completing the technical services as required, Party B shall provide free corresponding usage explanations and support to the relevant staff of Party A.

4.4 Unless otherwise provided by laws, regulations or binding agreements, all existing or future rights and interests in relation to any data, relevant information and materials generated or obtained under this cooperation agreement shall belong to Party A. Party A has the right to conduct secondary development and utilization on its own or through a third - party. Under no circumstances shall Party B use Party A’s data for algorithm training, or for data analysis, marketing promotion, business development, etc. of any brand other than Party A’s without the prior written consent of Party A.

V. Intellectual Property Rights and Confidentiality

5.1. Party B shall not infringe upon the intellectual property rights of any third party during the provision of services. Otherwise, Party B shall bear all responsibilities.

5.2. The business and technical secrets of each party known to the other party during the negotiation period and the validity period of this agreement, which need to be kept confidential by both parties, shall not be disclosed or made public to third parties during the negotiation period, the validity period, and after the termination of the agreement. This shall not become invalid due to the dissolution, termination, or revocation of the agreement.

5.3. The disclosure of confidential information by either party under the following circumstances shall not be deemed a violation of this agreement:

(1) The information is already publicly known at the time of disclosure;

(2) The information is disclosed pursuant to the prior written consent of the other party;

(3) One party discloses the information as required by government, judicial, or other departments with jurisdiction over it in the execution of official duties in accordance with laws and regulations, provided that the party first notifies the other party in writing of the exact nature of the trade secrets to be disclosed before the disclosure.

VI. Liability for Breach of Contract

If Party B fails to complete the work within one month after receiving the requirements from Party A, or any step fails to pass Party A’s approval, or Party B fails to fulfill the terms of this agreement, Party A may unilaterally terminate this agreement. At the same time, Party B shall pay 10% of the total agreement amount as liquidated damages. If the actual losses caused by Party B to Party A are greater than the aforementioned liquidated damages amount, Party B shall compensate Party A according to the actual losses.

VII. Force Majeure

7.1. In case of force majeure events such as natural disasters, floods, earthquakes, acute infectious diseases, strikes, wars, military operations (whether declared or not), terrorist incidents, changes in national laws and regulations, government actions, etc. (hereinafter referred to as “force majeure”) that are unforeseeable by both parties, and whose occurrence and consequences are unavoidable and insurmountable, resulting in the inability to perform the obligations under this agreement, the liability for breach of contract of the breaching party shall be exempted during the duration of the force majeure event.

7.2. The party unable to perform this agreement due to force majeure shall notify the other party of the force majeure event and the predicted impact within three working days from the date of occurrence of the force majeure event. In addition, after the force majeure event is eliminated, the party unable to perform this agreement due to force majeure shall resume performance of its obligations under this agreement as soon as possible. If a party is actually unable to perform or the actual performance has become meaningless due to force majeure, or if the force majeure event lasts for more than 90 days, either party may terminate this agreement by giving written notice to the other party without being liable for breach of contract.

VIII. Disputes and Controversies

8.1. In the event of any disputes arising during the performance of this Agreement, the two parties shall first seek to resolve them through friendly consultations. If the consultations fail, the two parties shall submit the disputes to the Shanghai International Arbitration Center for arbitration in accordance with the arbitration rules of the Shanghai International Arbitration Center. The place of arbitration shall be Singapore. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

8.2. The formation, validity, implementation, interpretation of this Agreement and the resolution of disputes shall be governed by Singapore law.

IX. Miscellaneous

9.1. This Agreement shall come into effect after being sealed/signed by both parties. The service period shall commence from [***] and end on [***]. After the expiration of the validity period of this Agreement, if Party A still needs Party B to provide services, a new agreement shall be signed.

9.2. This Agreement is made in two copies, with each party holding one copy, and each copy shall have the same legal effect.

9.3. For matters not covered in this Agreement, the two parties shall negotiate separately and sign a supplementary agreement. The supplementary agreement shall have the same legal effect as this Agreement.

(No text below. This is the signature page. Total 1 page.)

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Party A：BGIN TECHNOLOGIES PTE. LTD.

(SEAL)

Date: 2025.3.3

Party B：Shenzhen atke tech limited

(SEAL)

Date: 2025.3.3

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